Exhibit 23,1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Outdoor Specialty Products, Inc.

Salt Lake City, UT

We hereby consent to the use in the Registration Statement of Outdoor Specialty Products, Inc., on Form 10 that was filed on or about June 18, 2021, of our Report of Independent Registered Public Accounting Firm, dated January 4, 2021, on the Balance Sheets of Outdoor Specialty Products, Inc., as of September 30, 2020 and 2019, and the related Statements of Operations, Changes in Stockholders' Equity, and Cash Flows for the years then ended, which appear in such Registration Statement.

We also consent to the use of our name under the caption “Experts.”

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

June 18, 2021